EXHIBIT (d)(15)(b)

AMENDMENT NO. 1 TO

INVESTMENT SUB-ADVISORY AGREEMENT

between

EATON VANCE MANAGEMENT

and

EATON VANCE ADVISERS INTERNATIONAL LTD.

for

EATON VANCE GLOBAL MACRO ABSOLUTE RETURN FUND

This AMENDMENT NO. 1 to the Investment Sub-Advisory Agreement (“Amendment”) made as of April 29, 2022, between Eaton Vance Management, a Massachusetts business trust (the “Adviser”), and Eaton Vance Advisers International Ltd., a private limited company incorporated in England and Wales (the “Sub-Adviser”), with respect to Eaton Vance Mutual Funds Trust, a Massachusetts Business Trust (the “Trust), on behalf of Eaton Vance Global Macro Absolute Return Fund.

WHEREAS, the Adviser has entered into an Investment Sub-Advisory Agreement dated March 15, 2022 (the “Sub-Advisory Agreement”) with the Sub-Adviser, which Sub-Advisory Agreement provides that the Sub-Adviser shall be entitled to receive compensation at a certain rate; and

WHEREAS, the Adviser has agreed with the Sub-Adviser and the Board of Trustees of the Trust to reduce such sub-advisory fee rate, and the Trust has accepted such fee reduction on behalf of the Fund, such fee reduction being effective as of April 29, 2022; and

WHEREAS, the Adviser and the Sub-Adviser wish to memorialize said fee reduction in writing;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Adviser and the Sub-Adviser hereby jointly and severally agree as follows:

1.Appendix A of the Sub-Advisory Agreement is replace in its entirety with the Appendix A attached hereto.

2.Except as specifically set forth herein, all of the other terms of the Sub-Advisory Agreement shall remain in full force and effective.

3.This Amendment may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be executed in written form or using electronic or digital technology, whether it is a computer-generated signature, an electronic copy of the party’s true ink signature, DocuSign, facsimile or otherwise. Delivery of an executed counterpart of the Amendment by facsimile, e-mail transmission via portable document format (.pdf), DocuSign, or other electronic means will be equally as effective and binding as delivery of a manually executed counterpart.

[Signature page follows.]

EATON VANCE GLOBAL MACRO ABSOLUTE RETURN FUND

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EATON VANCE MANAGEMENT

By:	/s/ Deidre Walsh
Name:	Deidre Walsh
Title:	Vice President and not individually

EATON VANCE ADVISERS INTERNATIONAL LTD. A private limited company incorporated in England and Wales, authorized and regulated by the Financial Conduct Authority of the United Kingdom

By:	/s/ Christopher Dyer
Name:	Christopher Dyer
Title:	Director, Vice President and not individually

Acknowledged and agreed to as of the day

and year first above written:

EATON VANCE MUTUAL FUNDS TRUST

(on behalf of EATON VANCE GLOBAL MACRO ABSOLUTE RETURN FUND)

By:	/s/ Jill R. Damon
Name:	Jill R. Damon
Title:	Secretary and not individually

EATON VANCE GLOBAL MACRO ABSOLUTE RETURN FUND

APPENDIX A

As amended April 29, 2022

Annual Investment Sub-Advisory Fee

For the services, payments and facilities furnished by the Sub-Adviser under this Agreement, the Sub-Adviser is entitled to receive from the Adviser the compensation set forth below:

Average Daily Net Assets for the Month	Annual Fee Rate
Up to $500 million	0.0615%
$500 million but less than $1 billion	0.0595%
$1 billion but less than $1.5 billion	0.0575%
$1.5 billion but less than $2 billion	0.0555%
$2 billion but less than $3 billion	0.0520%
$3 billion but less than $5 billion	0.0490%
$5 billion but less than $10 billion	0.0475%
$10 billion and over	0.0465%

In case of initiation or termination of the Agreement during any month with respect to the Fund, the fee for that month shall be reduced proportionately on the basis of the number of calendar days during which the Agreement is in effect and the fee shall be computed upon the basis of the average gross assets for the business days the Agreement is so in effect for that month.

The Fund’s daily net assets shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust.

Such compensation shall be paid monthly in arrears. The Sub-Adviser may, from time to time, waive all or a part of the above compensation.